Exhibit 4.117

EXCLUSIVE CONSULTING AND SERVICES AGREEMENT

This Exclusive Consulting and Services Agreement (the "Agreement") is entered into as of December 1, 2014, between the following two parties (“the Parties”).

PARTY A: KongZhong Information Technologies (Beijing) Co., Ltd.

Address: 35F, Tengda Plaza, No. 168 Xiwai Street, Haidian District, Beijing, 100044, China

PARTY B: Xiamen Xinreli Technology Co., Ltd.

Address: 14A, No. 2. Lianqian West Road, Siming District.

WHEREAS,

1. Party A , a wholly foreign−owned enterprise registered in People's Republic of China under the laws of PRC, with the resources of consulting and services.

2. Party B, a wholly domestic invested limited liability company registered in PRC.

3. Party A agrees to be the provider of technical and consulting services to Party B, and Party B hereby agrees to accept such technical and consulting services.

WHEREAS, Party A and Party B, through friendly negotiation and based on the equality and mutual benefit, enter into the Agreement as follows:

1. TECHNICAL CONSULTING AND SERVICES; OWNERSHIP AND EXCLUSIVE INTERESTS

1.1	During the term of this Agreement, Party A agrees to provide the relevant technical consulting and services to Party B (the content is specified in Appendix 1) in accordance with the Agreement.

1.2	Party B hereby agrees to accept such technical and consulting services during the term of the Agreement. With the consideration of the value of the consulting and services provided by Party A and the friendly cooperative relationship between the Parties, Party B further agrees that, during the term of this Agreement, it shall not utilize any third party to provide such technical and consulting services for such above−mentioned business without the prior written consent of Party A.

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1.3	Party A shall be the sole and exclusive owner of all rights, title, interests and intellectual property rights arising from the performance of this Agreement, including, (but not limited to, any copyrights, patent, know−how, commercial secrets and otherwise), whether developed by Party A or Party B based on Party A's intellectual property. Party B shall not entitled to claim any rights, ownerships, benefits, and intellectual property rights to Party A.

Provided that the aforesaid development is based on Party B’s intellectual property, Party B shall warranty hereby that there is no defect on such intellectual property. Party B shall indemnity Party A from any and all losses that may arise out of such defect. If any damages asserted against Party A by a third party caused by Party B’s violation of the above warranty, Party A shall be entitled to clam such above damages to Party B after it compensating to the third party.

1.4	With the consideration of the friendly cooperative relationship between the Parties, Party B covenant that Party A have the priority on cooperation with Party B in the same condition in case Party B is going to cooperate with other enterprises in respect of any business.

2. CALCULATION AND PAYMENT OF THE FEE FOR TECHNICAL AND CONSULTING SERVICES (THE "FEE")

2.1	The calculate method of service fees under this Agreement shall be negotiated between the Parties based on the actual conditions and shall be entered into a separate Appendix.

2.2	If Party B fails to pay the service fees and other payable fees, Party B shall pay the overdue fines which shall be calculated on a daily basis at 0.05 percent of the amount owned by Party A.

2.3	Party A shall be entitled to assign its employee or Certified Public Accountant from China or other country(“the authorized representative”)at its own cost to audit the Party B’s account to examine the calculate method and amount of the service fees. Therefore Party B shall provide the authorized representative the documents, account books, records, data at the request of the authorized representative. The amount of services fees shall be determined by the authorized representative unless such amount is materially inaccurate.

2.4	Unless consensus is reached, the service fees which Party B shall pay to Party A shall not be deducted in any ways ( such as bank charges).

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2.5	Furthermore, Party B shall pay actual expenses arouse out of the consulting and services provided by Party A under this Agreement except for the service fees, including but not limited to travel charges, transportation costs, printing expenses, and postage, and so on.

2.6	The parties agree that all the economical losses caused by performing this Agreement shall be borne by Party B.

3. REPRESENTATIONS AND WARRANTIES

3.1	Party A hereby represents and warrants as follows:

3.1.1 Party A is a company duly registered and validly existing under the laws of the PRC;

3.1.2 Party A has full right, power, authority and capacity and all consents and approvals of any other third party and government necessary to execute and perform this Agreement, which shall not be against any enforceable and effective laws or contracts;

3.1.3 The Agreement will constitute a legal, valid and binding agreement of Party A enforceable against it in accordance with its terms upon its execution.

3.2	Party B hereby represents and warrants as follows:

3.2.1 Party B is a company duly registered and validly existing under the laws of the PRC.

3.2.2 Party B has full right, power, authority and capacity and all consents and approvals of any other third party and government necessary to execute and perform this Agreement, which shall not be against any enforceable and effective laws or contracts.

3.2.3 Once the Agreement has been duly executed by both parties, it will constitute a legal, valid and binding agreement of Party B enforceable against it in accordance with its terms upon its execution.

4. CONFIDENTIALITY

4.1	Each Party agrees to use all reasonable means to protect and maintain the confidentiality of the other party’s confidential data and information acknowledged or received from the other party (collectively the "Confidential Information". The disclosing party shall inform the confidentiality of such disclosed information to the receiving party, by issuing a written notice, as of the date providing such information). Party B shall not disclose or transfer any Confidential Information to any third party without Party A's prior written consent. (including the receiving party be merged, controlled directly or indirectly by the third party). Upon termination or expiration of this Agreement, each party shall, return all and any documents, information or software contained any of such Confidential Information to the owner or the provider of such information or destroy it, delete all of such Confidential Information from any memory devices, with the consent of the above owner and provider, and cease to use them. Party B shall take necessary measures to keep the Confidential Information to the employees, agents or professional consultants of Party B who are necessary to get to know such Information and procure them to observe the confidential obligations hereunder. Party A and Party B, the employees of Party B, agency, or consultant shall sign specific non-disclosure agreement to act in accordance with.

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4.2	The limitation stipulated in Section 4.1 shall not apply to:

4.2.1 The materials available to the public at the time of disclosure;

4.2.2 The materials that become available to the public after the disclosure without fault of the disclosing party;

4.2.3 The materials the disclosing party prove to have got the control neither directly nor indirectly from any other party before the disclosure;

4.2.4 The information that each Party is required by law to disclose to relevant government authorities, stock exchange institute, or that is necessary to disclose the above confidential information directly to the legal counselor and financial consultant in order to keep its usual business.

4.3	Both Parties agree that this article shall survive the modification, elimination or termination of this Agreement.

5. INDEMNITY

5.1	Unless otherwise provided by this Agreement, it shall be deemed a breach, if each party fails to perform all or suspends performing its obligations under this Agreement, and does not remedy the breach within thirty (30) days from receipt of a notice by the other party of redressing such breach, or its presentation or warranty is untrue and unaccuracy.

5.2	If a party fails to perform any of its obligations or breach any representation and warranty under this Agreement, the non-breaching Party is entitled to request the Party in breach, by issuing a written notice, to redress the breach within ten(10)days upon receiving such notice, and take appropriate measures to prevent the aggravation of the loss timely and continue to perform this Agreement. The Party in breach shall compensate to the non-breaching party, the damages to be paid shall be equivalent to the losses caused by the breach of contract, including the interests receivable by the other party had the contract been performed.

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5.3	If either party breaches this Agreement, which causes the other party bear any expenses, liabilities or suffer any losses (including but not limited to the profit losses of the Company), the default party shall compensate the abiding party with respect to such expenses, liability or losses (including but not limited to the interests lost or paid due to the breach and attorney fees). The amount of the compensation shall equal the losses due to the breach. The compensation includes the receivable interests by the abiding party from performance of this Agreement, but shall not exceed reasonable expectations of the Parties.

5.4	If Party B utilizes Party A’s Intellectual Property rights inconsistence with Party A’s instruction or in any inappropriate ways or any wrong operations, Party B shall be liable for all the compensations claimed by anyone caused by the above misuse. If Party B find anyone use Party A’s Intellectual Property right without legally authorization, it shall promptly inform Party A and provide association to any actions took by Party A.

5.5	If both parties breach the Agreement, each party shall bear its corresponding liability.

6. EFFECTIVE DATE AND TERM

6.1 This Agreement shall be executed and come into effect as of the date first set forth above.

6.2 This Agreement will terminate upon the dissolution of Party A.

7. TERMINATION

7.1 During the term of this Agreement, Party B shall not early terminate this Agreement. Party A has the right to terminate this Agreement by sending written notice to Party B thirty days early at any time. If Party A early terminates this Agreement due to Party B, Party B shall indemnify party A any and all losses that may arouse out of such termination and pay the relevant fees for the services provided.

7.2 This Agreement may be terminated when agreement on its dissolution has been reached by the parties through consultation.

8. SETTLEMENT OF DISPUTES

8.1 The parties shall strive to settle any dispute arising from the interpretation or performance in connection with this Agreement through friendly consultation. In case no settlement can be reached through consultation, each party can submit such matter to China International Economic and Trade Arbitration Commission (the "CIETAC"). The arbitration shall follow the current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Beijing. The arbitration award shall be final and binding upon Both Parties. This article shall not be influenced by the termination or elimination of this Agreement.

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8.2 Each Party shall continue to perform its obligations in good faith according to the provisions of this Agreement except for the matters in dispute.

9. FORCE MAJEURE

9.1 Force Majeure, which includes but is not limited to, acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning, war, means any event that is beyond the party's reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event of Force Majeure. The affected party who is claiming to be not liable to its failure of fulfilling this Agreement by Force Majeure shall inform the other party, without delay, of the approaches of the performance of this Agreement by the affected party.

9.2 In the event that the affected party is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, only within the scope of such delay or prevention, the affected party will not be responsible for any damage by reason of such a failure or delay of performance. The affected party shall take appropriate means to minimize or remove the effects of Force Majeure and attempt to resume performance of the obligations delayed or prevented by the event of Force Majeure. After the event of Force Majeure is removed, both parties agree to resume performance of this Agreement with their best efforts.

10. NOTICES

Notices or other communications required to be given by any party pursuant to this Agreement shall be written in English and Chinese and shall be deemed to be duly given when it is delivered personally or sent by registered or mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of the relevant party or parties set forth below.:

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PARTY A: KongZhong Information Technologies (Beijing) Co., Ltd.

Address: 35F, Tengda Plaza, No. 168 Xiwai Street, Haidian District, Beijing, 100044, China

Tax: 88575872

Tel: 010-88576000

Addressee: Zhang Yingnan

PARTY B: Xiamen Xinreli Technology Co., Ltd.

Address:14A, No.2. Lianqian West Road, Siming Distric.

Tax: 86-592-5161130

Tel: 86-592-5161157

Addressee: Pang Xin

11. ASSIGNMENT

Party B shall not assign its rights or obligations under this Agreement to any third party without the prior written consent of Party A. Party A shall transfer its rights or obligations under this Agreement to any third party without the consent of Party B, but shall inform Party B of the above assignment.

12. SEVERABILITY

The Parties hereby agree that this fair and equitable agreement is executed on the basis of equality and mutual benefit. Any provision of this Agreement that is invalid or unenforceable because of any inconsistency with relevant law shall be ineffective or unenforceable within such jurisdiction where the relevant law governs, without affecting in any way the remaining provisions hereof.

13. AMENDMENT AND SUPPLEMENT

Any amendment and supplement of this Agreement shall come into force only after a written agreement is signed by both parties. The amendment and supplement duly executed by both parties shall be part of this Agreement and shall have the same legal effect as this Agreement.

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14. GOVERNING LAW

The execution, validity, performance and interpretation of this Agreement shall be governed by and construed in accordance with the laws of PRC.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the Effective Date first written above.

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[No text on this page. Only for signature]

PARTY A: KongZhong Information Technologies (Beijing) Co., Ltd.

PARTY B: Xiamen Xinreli Technology Co., Ltd.

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APPENDIX 1: THE LIST OF TECHNICAL AND CONSULTING SERVICES

a)	to maintain website and machine room;

b)	to provide and maintain network conditions in the offices;

c)	to security the entire network;

d)	to design and implement the integral architecture of network, including installing the sever system, providing 7×24 daily maintenance;

e)	to develop and test the new products;

f)	to provide the marketing strategy plan on the new products;

g)	to design, create, update and maintain the webpage;

h)	to protect the customer services platform;

i)	to train the employees;

j)	to supply marketing research and analysis;

k)	to provide public relationship services.

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